Exhibit 99.1

THE TILE SHOP ELECTS CHRISTOPHER COOK TO THE COMPANY’S BOARD OF DIRECTORS

September 24, 2014 – Tile Shop Holdings, Inc. (NASDAQ: TTS) On September 19, 2014, the Board of Directors of Tile Shop Holdings, Inc. (the “Company”) elected Christopher Cook to the Company’s Board of Directors effective September 22, 2014. A founder of Sleep Experts, a Texas chain of retail mattress stores, Mr. Cook served as its Chief Executive Officer from 2004 until its acquisition by Mattress Firm in April 2014. Mr. Cook currently serves as a strategy consultant to the Mattress Firm executive team. Mr. Cook was also on the founding team of SiteStuff, a venture backed e-commerce company where he served as Executive Vice President. He currently serves on the board of the Entrepreneur’s Foundation of North Texas and is a member of the Young President’s Organization.

“Chris is a great addition to The Tile Shop’s Board of Directors. His experience and leadership in establishing and growing a successful retail business will be a great asset as The Tile Shop continues to expand” stated William E. Watts, Chairman of the Board of Directors.

The company notes that there is not a corresponding departure from the Board of Directors in conjunction with Mr. Cook’s addition.

About Tile Shop Holdings and The Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company operates 104 stores in 30 states, with an average size of 23,000 square feet. The Company also sells its products on its website, www.tileshop.com

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

adam.hauser@tileshop.com